INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM'S CONSENT

          We consent to the use in this Registration Statement on Form S-8, of our report dated April 17, 2006 with respect to our audit of the financial statements of Imagin Molecular Corporation at December 31, 2005, which are incorporated by reference in this Registration.

Hempstead, NY
May 10, 2006

/s/ Bloom & Co., LLP
Bloom & Co., LLP
Certified Public Accountants